Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

First Amendment to Business Combination Agreement (this “Amendment”), dated as of August, 26, 2026, by and among Crown Reserve Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), CRAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), and Carvix, Inc., a Delaware corporation (the “Company”, and together with SPAC and Merger Sub, the “Parties”).

This Amendment is to amend that certain Business Combination Agreement, dated as of March 30, 2026 (the “Existing BCA” or the “BCA”), by and among SPAC, Merger Sub, and the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Existing BCA.

RECITALS

WHEREAS, SPAC, Merger Sub, and the Company entered into the Existing BCA on March 30, 2026;

WHEREAS, pursuant to Section 9.05 of the Existing BCA, the Existing BCA may be amended by an instrument in writing signed by each of the parties hereto;

WHEREAS, the Parties desire to amend Section 5.04 of the Existing BCA to clarify the shareholder voting thresholds required for approval of all proposals to be considered at SPAC’s Extraordinary General Meeting, consistent with the corresponding disclosure in the Registration Statement on Form S-4 / proxy statement-prospectus relating to the Transactions; and

WHEREAS, the Parties further desire to amend the BCA to revise the base salaries of certain executives of the Company as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AMENDMENTS TO THE BCA.

(a) As of the date of this Amendment, Section 5.04 of the BCA is hereby amended and restated in its entirety as follows:

“5.04 Authority Relative to This Agreement. Each of SPAC and Merger Sub has all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than with respect to: (i) the Business Combination Proposal, which requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting, (ii) the Domestication Proposal, which requires a Special Resolution of the holders of the SPAC Founder Shares, being the affirmative vote of holders of not less than two-thirds of the SPAC Founder Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting, and the Organizational Documents Proposal, which requires a Special Resolution of the holders of the SPAC Founder Shares, being the affirmative vote of holders of not less than two-thirds of the SPAC Founder Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting; provided, that the holders of SPAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal or the Organizational Documents Proposal, in accordance with Article 49.2 of the Pre-Domestication Organizational Documents, (iii) the Director Election Proposal, which requires an ordinary resolution of the holders of the SPAC Founder Shares, being the affirmative vote of a simple majority of the votes cast by the holders of the SPAC Founder Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting; provided, that the holders of SPAC Class A Ordinary Shares will have no right to vote on the Director Election Proposal, in accordance with Article 31.1 of the Pre-Domestication Organizational Documents, (iv) the Nasdaq Proposal, which requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting, (v) the Incentive Plan Proposal, which requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting, and (vi) each separate, non-binding advisory proposal relating to material differences between the Pre-Domestication Organizational Documents and the Post-Domestication Organizational Documents (collectively, the “Advisory Organizational Documents Proposals”), each of which requires approval by ordinary resolution, being the affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting; provided, that such vote on each Advisory Organizational Documents Proposal is non-binding and advisory in nature, and the approval of the Advisory Organizational Documents Proposals shall not be a condition to, or otherwise necessary for, the authorization or consummation of the Transactions, and (vii) the Adjournment Proposal, which requires an ordinary resolution, being the affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the SPAC Shareholders’ Meeting, vote at the SPAC Shareholders’ Meeting) (together, the “SPAC Shareholder Approval”). This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC and Merger Sub, enforceable against SPAC and Merger Sub in accordance with its terms, subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and, subject to obtaining the SPAC Shareholder Approval, such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. For purposes of this Section 5.04, “Adjournment Proposal” means a proposal to approve the adjournment of the SPAC Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the SPAC Shareholders’ Meeting; “Business Combination Proposal” means a proposal to approve and adopt this Agreement, the Merger, and the other Transactions; “Director Election Proposal” means a proposal to elect five (5) directors to the SPAC Board, effective upon the Closing; “Domestication Proposal” means a proposal to approve and authorize the Domestication, including the change of SPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware; “Nasdaq Proposal” means a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of SPAC Common Stock in connection with (a) the Merger, (b) the Earnout, (c) the PIPE Financing, and (d) the ELOC Purchase Agreement; “Organizational Documents Proposal” means a proposal to approve and adopt the Post-Domestication Organizational Documents in connection with the Domestication; and “SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Founder Shares, collectively.”

(b) As of the date of this Amendment, notwithstanding Section 8.02(e) of the BCA and the corresponding descriptions of base salaries set forth in Section 8.02(e) of the Company Disclosure Schedule, the Parties agree that the annualized base salaries provided for in the individual employment agreements to be entered into by SPAC and each executive identified on Annex A attached hereto pursuant to Section 8.02(e) of the BCA shall be not less than the amounts set forth on Annex A. Any such employment agreement that provides for annualized base salaries not less than the amounts set forth on Annex A (provided the terms of such employment agreement are otherwise consistent with the remaining terms set forth in Section 8.02(e) of the Company Disclosure Schedule) shall be deemed consistent with, and shall satisfy the condition set forth in, Section 8.02(e) of the BCA, and shall not constitute a breach of, or a failure of any condition under, the BCA. For the avoidance of doubt, the annual bonus opportunity set forth in Section 8.02(e) of the Company Disclosure Schedule shall be calculated as the applicable percentage of the annualized base salary set forth on Annex A, and not as a percentage of the base salary amounts set forth in Section 8.02(e) of the Company Disclosure Schedule. This Amendment does not, and shall not be deemed to, amend or modify the Company Disclosure Schedule.

2. GENERAL PROVISIONS.

Each reference in the BCA to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the BCA shall mean and be a reference to the BCA as amended by this Amendment. Nothing herein shall be deemed to create new rights or obligations not expressly enumerated in this Amendment. Except as expressly amended hereby, each term and provision of the BCA remains in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the BCA, the terms of this Amendment shall control.

This Amendment constitutes an amendment to the BCA executed pursuant to Section 9.05 of the BCA. This Amendment may not be amended except by an instrument in writing signed by each of the parties hereto.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, consistent with Section 10.06 of the BCA.

This Amendment may be executed in one or more counterparts, and by any of the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

CROWN RESERVE ACQUISITION CORP. I,
a Cayman Islands exempted company

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	Chief Executive Officer

CRAC MERGER SUB INC.,
a Delaware corporation

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	Chief Executive Officer

CARVIX, INC.,
a Delaware corporation

By:	/s/ Ramin Farahmand
Name:	Ramin Farahmand
Title:	Chief Executive Officer

ANNEX A

BASE SALARY SCHEDULE

(Base Salaries for the Purpose of Section 8.02(e) of the BCA)

The annualized base salaries of the following Company executives, effective as of the Closing (or such other effective date as the Parties may agree), shall be as follows:

Executive	Year 1	Year 2	Year 3
Amir Azarpad	$500,000	$700,000	$900,000
Ramin Farahmand	$500,000	$700,000	$900,000
Gabriela Farahmand	$250,000	$325,000	$425,000
Carlos M. Hernandez	$300,000	$400,000	$525,000

The foregoing base salary terms shall be reflected in the individual employment agreements to be entered into by SPAC and each such executive pursuant to Section 8.02(e) of the BCA.